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                                                                     EXHIBIT 8.1

                                           GRAY CARY, TECHNOLOGY'S LEGAL EDGE(R)

                                                4365 Executive Drive, Suite 1600
                                                       San Diego, CA  92121-2189
                                                                www.graycary.com
                                                                O]  858-677-1400
                                                                F]  858-677-1477


June 22, 2001


Network Peripherals Inc.
2859 Bayview Drive
Fremont, CA  94538


Ladies and Gentlemen:

We have acted as counsel to Network Peripherals Inc., a Delaware corporation ("NPI"), in connection with the transactions described in the Agreement and Plan of Merger and Reorganization dated as of May 4, 2001 (the "Agreement"), among FalconStor, Inc., a Delaware corporation (the "Company"), NPI, and Empire Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of NPI ("Merger Sub"). Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

NPI is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of NPI to be issued to the Company stockholders in the Merger in exchange for their common stock of the Company (the "Company Common Stock").

If the Merger is consummated on the terms and subject to the conditions set forth in the Agreement, then (i) Merger Sub will merge with and into the Company, with the Company being the surviving corporation, and (ii) the holders of shares of the Company Common Stock will be entitled to receive for each share of the Company Common Stock held by them, other than cash in lieu of a fractional share or shares as to which appraisal rights have been perfected under applicable law, the number of shares of the NPI Common Stock as determined pursuant to the Exchange Ratio.

This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act. In connection with this opinion, we have examined, and are familiar with: (i) the Agreement (including all exhibits and schedules attached thereto), (ii) the Registration Statement and the Joint Proxy Statement/Prospectus which is contained in and made part of the Registration Statement (the "Joint Proxy Statement/Prospectus"), and (iii) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

In rendering this opinion, we have assumed the following (without any independent investigation or review thereof):

1. The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures and the due execution and delivery of all documents;

SILICON VALLEY   SAN DIEGO   SAN DIEGO/GOLDEN TRIANGLE   SAN FRANCISCO   AUSTIN
SEATTLE   SACRAMENTO   LA JOLLA
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Network Peripherals Inc.
June 22, 2001
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2.  The truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by NPI, Merger Sub, the Company and their respective management, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Agreement;

3. The due execution and delivery on or before the Effective Time of the tax certificates to be received from both NPI and the Company;

4. The Merger will be consummated in accordance with the Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;

5. The Merger will be reported by NPI, Merger Sub and the Company on their respective federal income tax returns in a manner consistent with treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

6. An opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel to the Company, substantially identical in substance to this opinion has been delivered and not withdrawn.

Based upon and subject to (i) the Merger being consummated in the manner described in the Agreement, (ii) the accuracy of the Registration Statement and Joint Proxy Statement/Prospectus and the facts concerning the Merger that have come to our attention during our engagement, and (iii) certain representations made or to be made by NPI, Merger Sub and the Company pursuant to the Agreement or in connection with the issuance of our opinion, we are of the opinion that the discussion in the Joint Proxy Statement/Prospectus included as part of the Registration Statement under the caption "The Merger -- Material Federal Income Tax Consequences of the Merger" (the "Tax Section"), is a fair and accurate summary of the matters addressed therein, based upon current law and the facts and assumptions stated or referred to therein. We express no opinion as to whether such description addresses all of the United States federal income tax consequences of the Merger that may be applicable to NPI, Merger Sub, the Company, or to any particular NPI or Company stockholder. In addition, we express no opinion as to United States federal, state, local, foreign or other tax consequences, other than as set forth in the Tax Section. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name in the Tax Section. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Rules"), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the Securities Act or the Rules.

No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein. This opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to, any new or changed facts or law which come to our attention after the date hereof. This opinion is being delivered to you solely in connection with the
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Network Peripherals Inc.
June 22, 2001
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filing of the Registration Statement and is intended solely for the benefit of
NPI. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,


GRAY CARY WARE & FREIDENRICH LLP